EXHIBIT 99.1

NEWS RELEASE

For Further Information Contact:

Michael J. Kraupp

Vice President Finance and Assistant Treasurer

Telephone:  (435) 634-3212

Fax:  (435) 634-3205

FOR IMMEDIATE RELEASE:          May 3, 2006

SKYWEST ANNOUNCES FIRST QUARTER 2006 EARNINGS

St. George, Utah—SkyWest, Inc. (“SkyWest”) (NASDAQ: SKYW) today reported operating revenues of $742.9 million for the quarter ended March 31, 2006, a 118.3% increase, compared to $340.3 million for the same period last year.  SkyWest also reported net income of $34.6 million for the quarter ended March 31, 2006, an increase of 84.3%, or $0.57 per diluted share compared to $18.8 million of net income or $0.32 per diluted share, for the same period last year.  These results include the adoption of FASB Statement No. 123(R), Share-Based Payments (“SFAS 123(R)”), that became effective January 1, 2006, for SkyWest.

The primary items of significance affecting SkyWest’s financial performance during the first quarter of 2006 are outlined below:

On September 7, 2005, SkyWest completed the acquisition of Atlantic Southeast Airlines, Inc. (“ASA”) from Delta Air Lines, Inc.  As a result of the acquisition, ASA became a wholly-owned subsidiary of SkyWest and SkyWest’s consolidated operations and financial results for periods subsequent to September 7, 2005 reflect the financial and operating results of ASA (including the addition of 153 aircraft operated by ASA for such periods).  Primarily due to the ASA acquisition, SkyWest experienced significant increases in the size of its fleet, operating statistics and financial results.

Total operating revenues for the first quarter of 2006 increased primarily as a result of a 110.8% increase in available seat miles (ASMs) and due to increased fuel cost reimbursements by SkyWest’s major partners that are recorded as operating revenues under contract flying arrangements.

Total operating expenses and interest per ASM for the first quarter of 2006, excluding fuel charges, of $224.7 million or $0.048 per ASM, decreased approximately 4.9% to $0.098 from $0.103 for the same quarter of 2005, primarily as a result of adding 32 larger and newer regional jet aircraft acquired since March 31, 2005.

Total ASMs for the first quarter of 2006 increased 110.8% from the first quarter of 2005, primarily as a result of SkyWest increasing its fleet size to 395 aircraft as of March 31, 2006, from 219 aircraft as of March 31, 2005.  During the quarter, SkyWest took delivery of 15 new CRJ700 regional jet aircraft.  At March 31, 2006, SkyWest’s fleet consisted of 321 regional jets (118 United and 203 Delta), 62 EMB-120 aircraft (50 United and 12 Delta) and 12 ATR-72 aircraft (all Delta).  During the first quarter of 2006, SkyWest generated 4.70 billion ASMs, compared to 2.23 billion ASMs during the same period of 2005.

During the quarter ended March 31, 2006, the controllable completion rates for SkyWest Airlines and ASA were 99.2% and 99.3% respectively.  However, SkyWest Airline’s operational on-time and baggage delivery performance was lower than expected performance for achieving incentive payments.  As a result, SkyWest was unable to collect approximately $3.0 million (pretax) from its major partners for incentives under its capacity purchase agreements.

During the quarter ended March 31, 2006, SkyWest took delivery of ten new CRJ700 aircraft that were placed into revenue service during January and February 2006, and incurred approximately $1.5 million (pretax) in startup costs consisting primarily of ownership and pilot and flight attendant training costs. Historically, these startup costs have been reimbursed by SkyWest’s major partners upon delivery of the aircraft, however, with respect to these ten aircraft, SkyWest has agreed to be reimbursed on a pro-rata basis throughout the remainder of 2006.

During the quarter ended March 31, 2006, SkyWest adopted SFAS 123(R), and recorded approximately $1.6 million pretax ($1.2 million aftertax) of expense in the consolidated financial statements as of March 31, 2006 relating to stock option grants from previous periods.  Future amounts of expense related to SFAS 123(R) recorded in each of the quarters will be contingent upon the amount of future option or stock grants that are made by the company’s board of directors.

At March 31, 2006, SkyWest had approximately $345.3 million in cash and marketable securities, compared to approximately $324.5 million as of December 31, 2005.  During the quarter, SkyWest took delivery of 15 new CRJ700 regional jet aircraft from Bombardier.  SkyWest financed the new aircraft acquisitions under third party lease arrangements.  Additionally, during the quarter ended March 31, 2006, SkyWest refinanced four previous interim debt financing arrangements for CRJ700 aircraft with long-term permanent debt arrangements.

SkyWest’s long-term debt was $1.46 billion as of March 31, 2006, compared to $1.42 billion at December 31, 2005.  SkyWest’s long-term debt as of March 31, 2006, reflects refinancing of four CRJ700 aircraft from interim debt financing to long-term debt financing, as well as the normal recurring payments on its existing long-term debt.  SkyWest has significant long-term lease obligations that are recorded as operating leases and are not reflected as liabilities on SkyWest’s consolidated balance sheets.  At a 7.39% discount rate, the present value of these lease obligations was approximately $2.3 billion as of March 31, 2006.

Under SkyWest Airlines’s United Express agreement, specific amounts are included in the rates charged for mature maintenance on regional jet aircraft engines that SkyWest records as revenue.  However, consistent with the change to a time and material maintenance policy, as more fully described in SkyWest’s Annual Report on Form 10-K for the year ended December 31, 2005, SkyWest records maintenance expense on its regional jet aircraft engines as the maintenance events occur. As a result, during the first quarter of 2006, SkyWest collected and recorded as revenue approximately $6.5 million (pretax) under the United Express agreement which is net of any regional jet engine maintenance overhauls.

SkyWest Airlines has been ranked the number one on-time mainland carrier by the Department of Transportation for 2003, 2004 and 2005 and was also recently awarded the FAA Aviation Maintenance Technician (AMT) Gold Award for 2005.  Additionally during 2005, ASA received the FAA Aviation Maintenance Diamond Award.

SkyWest Airlines, based in St. George, Utah, and ASA, based in Atlanta, Georgia are wholly owned subsidiaries of SkyWest.  SkyWest Airlines operates as United Express and Delta Connection carriers under contractual agreements with United Airlines and Delta Air Lines.  ASA operates as a Delta Connection carrier under a contractual agreement with Delta Air Lines.  System-wide, SkyWest serves a total of approximately 218 cities in the United States, Canada, Mexico and the Caribbean, with approximately 2,360 daily departures.  This press release and additional information regarding SkyWest, Inc. can be accessed at www.skywest.com.

In addition to historical information, this release contains forward-looking statements.  SkyWest may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass SkyWest's beliefs, expectations, hopes or intentions regarding future events.  Words such as "expects," "intends," "believes," "anticipates," "should," "likely" and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date.  SkyWest assumes no obligation to update any forward-looking statement. Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others: Delta’s bankruptcy proceedings; the failure to integrate the operations and employees of SkyWest and ASA and achieve the anticipated synergies as a result of the acquisition; the failure to successfully operate as anticipated under the terms of the Delta Connection Agreements; the impact of negotiations with ASA’s organized labor forces and the impact of the costs of such labor forces on SkyWest’s operations and financial condition; the failure to accurately forecast acquisition-related costs; and the challenges of competing successfully in a highly competitive and rapidly changing industry.  Other factors that may cause actual results to vary from SkyWest’s expectations include developments associated with fluctuations in the economy and the demand for air travel; ongoing negotiations between SkyWest and its major partners regarding their contractual relationships; variations in market and economic conditions; employee relations and labor costs;  rapidly escalating fuel costs; the degree and nature of competition; potential fuel shortages in markets where SkyWest Airlines or ASA operates; the impact of weather-related or other natural disasters on air travel and airline costs; the ability of SkyWest Airlines and ASA to expand services in new and existing markets and to maintain profit margins in the face of pricing pressures; aircraft deliveries; SkyWest’s ability to obtain financing; and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause actual results to differ from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including the section of SkyWest’s Annual Report on form 10-K, entitled “Factors That May Affect Future Results.”

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SKYWEST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended March 31,
	2006	2005
Operating revenues:
Passenger	$734,426	$335,557
Ground handling and other	8,429	4,735
	742,855	340,292
Operating expenses:
Flying operations	398,466	178,017
Customer service	99,676	55,778
Maintenance	78,311	32,032
Depreciation and amortization	45,489	21,032
General and administrative	38,050	18,987
	659,992	305,846
Operating income	82,863	34,446
Other income (expense):
Interest income	2,907	2,962
Interest expense	(28,543)	(6,646)
Loss on sale of property and equipment	(1,097)	—
Total other (expense), net	(26,733)	(3,684)
Income before income taxes	56,130	30,762
Provision for income taxes	21,542	11,997
Net income	$34,588	$18,765

Basic earnings per share	$0.59	$0.33
Diluted earnings per share	$0.57	$0.32
Weighted average common shares:
Basic	59,118	57,668
Diluted	60,417	58,197

Unaudited Operating Highlights

	Three Months Ended March 31,
Operating Highlights	2006	2005	% Change

Passengers carried	7,408,714	3,720,376	99.1
Revenue passenger miles (000)	3,646,400	1,632,427	123.4
Available seat miles (000)	4,701,978	2,230,101	110.8
Passenger load factor	77.6%	73.2%	4.4	pts
Passenger breakeven load factor	71.9%	67.2%	4.7	pts
Yield per revenue passenger mile	$0.201	$0.206	(2.4)
Revenue per available seat mile	$0.158	$0.153	3.3
Cost per available seat mile	$0.146	$0.140	4.3
Fuel cost per available seat mile	$0.048	$0.037	29.7
Average passenger trip length	492	439	12.1
Block Hours	305,636	165,205	85.0
Departures	203,069	124,633	62.9